EXHIBIT G

[FORM OF INVESTMENT ADVISORY AGREEMENT]

INVESTMENT ADVISORY AGREEMENT

BETWEEN

T-EQUITY CAPITAL CORP.

AND

TECHNOLOGY INVESTMENT MANAGEMENT, LLC

Agreement made this          day of April, 2006, by and between T-EQUITY CAPITAL CORP., a maryland corporation (the “corporation”), and TECHNOLOGY INVESTMENT MANAGEMENT, LLC, a delaware limited liability company (the “adviser”).

WHEREAS, the Corporation is a newly organized specialty finance company that has elected to become a business development company under the Investment Company Act of 1940 (the “Investment Company Act”);

WHEREAS, the Adviser is an investment adviser registered under the Investment Advisers Act of 1940 (the “Advisers Act”); and

WHEREAS, the Corporation desires to retain the Adviser to furnish investment advisory services to the Corporation on the terms and conditions hereinafter set forth, and the Adviser wishes to be retained to provide such services.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1. Duties of the Adviser.

(a) The Corporation hereby employs the Adviser to act as the investment adviser to the Corporation and to manage the investment and reinvestment of the assets of the Corporation, subject to the supervision of the Board of Directors of the Corporation, for the period and upon the terms herein set forth, (i) in accordance with the investment objective, policies and restrictions that are set forth in the Corporation’s Registration Statement on Form N-2, dated April         , 2006, as the same shall be amended from time to time (as amended, the “Registration Statement”), (ii) in accordance with the Investment Company Act, subsequent to the time that the Corporation becomes a business development company, and (iii) during the term of this Agreement in accordance with all other applicable federal and state laws, rules and regulations, and the Corporation’s charter and by-laws. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the portfolio of the Corporation, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments made by the Corporation; (iii) close, monitor and service the Corporation’s investments; (iv) determine the securities and other assets that the Corporation will purchase, retain, or sell; and (v) provide the Corporation with such other investment advisory, research and related services as the Corporation may, from time to time, reasonably require for the investment of its funds. The Adviser shall have the power and authority on behalf of the Corporation to effectuate its investment decisions for the Corporation, including the execution and delivery of all documents relating to the Corporation’s investments and the placing of orders for other purchase or sale transactions on behalf of the Corporation. In the event that the Corporation determines to acquire debt financing, the Adviser will arrange for such financing on the Corporation’s behalf, subject to the oversight and approval of the Corporation’s Board of Directors.

(b) The Adviser hereby accepts such employment and agrees during the term hereof to render the services described herein for the compensation provided herein.

(c) The Adviser is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Corporation’s investment objective and policies, and work, along with the Adviser, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Corporation, subject to the oversight of the Adviser and the Corporation. The Adviser or BDC Partners, LLC, the managing member of the Adviser, and not the Corporation, shall be responsible for any compensation payable to any Sub-Adviser. Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the Investment Company Act and other applicable federal and state laws.

(d) The Adviser shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Corporation in any way or otherwise be deemed an agent of the Corporation.

(e) The Adviser shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Corporation and shall specifically maintain all books and records with respect to the Corporation’s portfolio transactions and shall render to the Corporation’s Board of Directors such periodic and special reports as the Board may reasonably request. The Adviser agrees that all records that it maintains for the Corporation are the property of the Corporation and will surrender promptly to the Corporation any such records upon the Corporation’s request, provided that the Adviser may retain a copy of such records.

2. Corporation’s Responsibilities and Expenses Payable by the Corporation. All personnel of the Adviser, when and to the extent engaged in providing investment advisory services hereunder, and the compensation and expenses of such personnel allocable to such services, will be provided and paid for by the Adviser or by BDC Partners, LLC, as managing member of the Adviser, and not by the Corporation. The Corporation shall be responsible for all other costs and expenses of its operations and transactions, including (without limitation) those relating to: organization and offering; calculating the Corporation’s net asset value; effecting sales and repurchases of shares of the Corporation’s common stock and other securities; investment advisory fees; fees payable to third parties relating to, or associated with, making investments (in each case subject to approval of the Corporation’s Board of Directors); transfer agent and custodial fees; costs and expenses relating to marketing and advertising the Corporation, including without limitation sponsorship of industry events, attendance at industry conferences and travel and entertainment costs associated with meeting relevant investors and prospective portfolio companies (to the extent not reimbursed by such companies); the salary, bonus and benefits payable to the Corporation’s Chief Financial Officer, Chief Compliance Officer, Controller and administrative support staff; federal and state registration fees; all costs of registration and listing the Corporation’s shares on any securities exchange; federal, state and local taxes; independent Directors’ fees and expenses; costs of proxy statements, stockholders’ reports and notices; fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums; direct costs such as printing, mailing, long distance telephone, staff, independent auditors and outside legal costs; and all other expenses incurred by the Corporation or BDC Partners, LLC in connection with administering the Corporation’s business, including payments under the Administration Agreement between the Corporation and BDC Partners, LLC based upon the Corporation’s allocable portion of BDC Partners, LLC’s overhead in performing its obligations under the Administration Agreement, including rent.

3. Compensation of the Advisor. The Corporation agrees to pay to the Adviser, and the Adviser agrees to accept as compensation for the services provided by the Adviser hereunder, a base management fee (“Base Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth. The Adviser may agree to temporarily or permanently waive, in whole or in part, the Base Management Fee and/or the Incentive Fee.

(a) The Base Management Fee shall be calculated at an annual rate of 2.00% of the Corporation’s gross assets. However, for the six-month period commencing from the closing of the Corporation’s initial public offering of its common stock pursuant to the Registration Statement (the “IPO”), the Adviser shall waive one half of that fee, reducing it to the annual rate of 1.0% of the Corporation’s gross assets for that period. For the period from the closing of the IPO through and including December 31, 2006, the Base Management Fee will be payable monthly in arrears, and will be calculated based on the initial value of the Corporation’s gross assets upon such closing. For services rendered after December 31, 2006, the Base Management Fee shall be payable monthly in arrears and calculated based on the average value of the Corporation’s gross assets at the end of the two most recently completed calendar quarters, and appropriately adjusted for any capital share or debt transactions effected during the current calendar quarter. Base Management Fees for any partial month or quarter shall be appropriately pro rated.

(b) The Incentive Fee shall be determined and payable in arrears as of the end of each calendar year (and upon termination of this Agreement, as set forth below), commencing on December 31, 2006 for the period then ended. It shall be calculated as follows:

The Incentive Fee for a calendar year or portion thereof shall be an amount equal to 20% of the Corporation’s Incentive Fee Capital Gains for such period. For purposes hereof, the Corporation’s “Incentive Fee Capital Gains” for a period shall mean an amount equal to its realized capital gains for such period minus the sum of its realized capital losses and unrealized capital depreciation for such period.

Any Incentive Fee otherwise payable to the Adviser for any calendar year or portion thereof shall be reduced if and to the extent that, after giving effect to the payment thereof as if such Incentive Fee were an allocable share of the Corporation’s net realized and unrealized capital gains for such period, the Corporation’s remaining net realized and unrealized capital gains for such period would be less than the “preferred return” for such period. For purposes hereof, the “preferred return” for a period shall be an amount equal to 8 percent of the value of the Corporation’s net assets allocable to its common stock as of the commencement of such period, appropriately adjusted for any common stock issuances, sales and/or repurchases effected by the Corporation during such period.

An example setting forth the operation of the Incentive Fee is attached as Attachment A.

Notwithstanding the foregoing, the Adviser hereby waives its right to receive any Incentive Fee otherwise payable to it with respect to any calendar year or portion thereof until that date on which at least eighty percent (80%) of the net proceeds of the IPO, as reduced by the fees and expenses of the IPO, including underwriting discounts and commissions, have been invested in portfolio company investments (as opposed to cash and similar temporary investments).

4. Excess Brokerage Commissions. The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Corporation to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Corporation’s portfolio, and constitutes the best net results for the Corporation.

5. Limitations on the Employment of the Adviser. The services of the Adviser to the Corporation are not exclusive, and the Adviser may engage in any other business or render similar or different services to others so long as its services to the Corporation hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature. So long as this Agreement or any extension, renewal or amendment remains in effect, the Adviser shall be the only investment adviser for the Corporation, subject to the Adviser’s right to enter into sub-advisory agreements. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Corporation are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Corporation as stockholders or otherwise. Notwithstanding the foregoing, the Adviser agrees that, during the term of this Agreement, it will not serve as an investment adviser to another fund that has the primary investment objective of investing in the equity securities of private U.S.-based technology-related businesses.

6. Responsibility of Dual Directors, Officers and/or Employees. If any person who is a manager, officer or employee of the Adviser or its managing member is or becomes a director, officer and/or employee of the Corporation and acts as such in any business of the Corporation, then such manager, officer and/or employee of the Adviser or its managing member shall be deemed to be acting in such capacity solely for the Corporation, and not as a manager, officer or employee of the Adviser or its managing member or under the control or direction of the Adviser or its managing member, although paid by BDC Partners, LLC as managing member of the Adviser.

7. Limitation of Liability of the Adviser; Indemnification. The Adviser (and its officers, managers, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation BDC Partners, LLC) (collectively, the “Indemnified Parties”) shall not be liable to the Corporation for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Corporation, except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services, and the Corporation shall indemnify the Indemnified Parties and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Corporation or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Corporation. Notwithstanding the preceding sentence of this Paragraph 7 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Corporation or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement.

8. Effectiveness, Duration and Termination of Agreement. This Agreement shall become effective as of the date above written. This Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (a) the vote of the Corporation’s Board of Directors, or by the vote of a majority of the outstanding voting securities of the Corporation and (b) the vote of a majority of the Corporation’s Directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by the vote of a majority of the outstanding voting securities of the Corporation, or by the vote of the Corporation’s Directors or by the Adviser. This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act). The provisions of Paragraph 7 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.

9. Notices. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

10. Amendments. This Agreement may be amended by mutual consent, but the consent of the Corporation must be obtained in conformity with the requirements of the Investment Company Act.

11. Entire Agreement; Governing Law. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

T-EQUITY CAPITAL CORP.

By:
Saul Rosenthal, President

TECHNOLOGY INVESTMENT MANAGEMENT, LLC

By:	BDC Partners, LLC, its managing member

By:
Jonathan Cohen, Managing Member

APPENDIX A

Incentive Fee = 20% x Incentive Fee Capital Gain (i.e., realized capital gains for each calendar year, computed net of all realized capital losses and unrealized capital depreciation for that calendar year)

Preferred Return = 8% x Corporation’s net assets at the beginning of the period

For purposes of determining if the preferred return has been reached, both net realized and net unrealized capital gains will be taken into account (“Preferred Return Capital Gain”)

Incentive Fee is reduced by and to the extent that after giving effect to the payment of the Incentive Fee the remaining Preferred Return Capital Gain would be less than the Preferred Return

Assumptions:

Net assets at beginning of each year is $1000

Therefore, the Preferred Return for each year is $80 (i.e., 8% x $1000)

Year 1:

Incentive Fee Capital Gain = $500 (note: this does not include unrealized capital gains)

Preferred Return Capital Gain = $600 (note: this does include unrealized capital gains)

Year 2:

Incentive Fee Capital Gain = $80

Preferred Return Capital Gain = $90

Year 3:

Incentive Fee Capital Gain = ($50) (i.e, a net loss of $50)

Preferred Return Capital Gain = $80

Year 4:

Incentive Fee Capital Gain = $90

Preferred Return Capital Gain = $120

Year 1 Incentive Fee:

Incentive Fee = 20% x $500

A-1

Incentive Fee = $100

Preferred Return Capital Gain = $600

$600 – $100 = $500

Since the Preferred Return has been met ($500 > $80) the Incentive Fee is not reduced and therefore:

Incentive Fee for Year 1 = $100

Year 2 Incentive Fee:

Incentive Fee = 20% x $80

Incentive Fee = $16

Preferred Return Capital Gain = $90

$90 – $16 = $74

Since the Preferred Return has not been met ($74 < $80) the Incentive Fee will be reduced by $6 so that the Preferred Return of $80 will be maintained.

Incentive Fee for Year 2 = $10 (i.e., $16 – $6)

Year 3 Incentive Fee:

No incentive fee, since the Incentive Fee Capital Gains is negative

Therefore, the Incentive Fee for Year 3 is $0

Year 4 Incentive Fee:

Incentive Fee = 20% x $90

Incentive Fee = $18

Preferred Return Capital Gain = $120

$120 – $18 = $102

Since the Preferred Return has been met ($102 > $80) the Incentive Fee is not reduced and therefore:

Incentive Fee for Year 4 is $18

A-2